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                                                                    EXHIBIT 21.1

Subsidiaries of Aviva Petroleum Inc.


                                 Place of
Company                          Incorporation
-------                          -------------
Aviva Operating Company          Nevada
Aviva America, Inc.              Delaware
Neo Energy, Inc.                 Texas
Aviva Delaware Inc.              Delaware
Aviva Overseas Inc.              Delaware
Garnet Resources Corporation     Delaware
Garnet Pakistan Corporation      Delaware
Garnet Spain Corporation         Delaware
Garnet Turkey Corporation        Delaware
Garnet PNG Corporation           Delaware
Argosy Energy Incorporated       Delaware
Argosy Energy International      Utah limited partnership
Argosy Petroleum Company, SA     Colombia, South America
Garnet Resources Canada Ltd.     British Columbia